EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2007, accompanying the consolidated financial statements included in the Annual Report of Access Pharmaceuticals, Inc. on Form 10-KSB for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Access Pharmaceuticals, Inc. on Form S-1 (File Nos. 333-125349 and 333-135734), Form S-3 (File Nos. 333-92210, 333-39330, 333-37786, 333-52030, 333-95413, 333-64904 and 333-113909) and on Form S-8 (File Nos. 333-45646 333-75136, 333-125796 and 333-114269).

/s/ Whitley Penn LLP

Dallas, Texas
March 30, 2007